Exhibit 16.1

April 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section titled “Change in Independent Registered Public Accounting Firm” in the Prospectus included in Amendment No. 2 to Form S-1, dated April 6, 2012, of Exa Corporation and are in agreement with the statements contained in the first three paragraphs under that heading beginning on page 59 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP